UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): (April 21, 2010)

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-09764	11-2534306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street, Suite 1500

Stamford, CT 06901

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 328-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2010, Harman International Industries, Incorporated (“Harman”) entered into severance agreements (collectively, the “Severance Agreements”) with the following members of the Executive Committee: Herbert Parker, Blake Augsburger, David Karch, Sachin Lawande, David Slump, John Stacey and Todd Suko. The Severance Agreements provide that if an executive is terminated without cause or terminates his own employment for good reason, he is entitled to receive (i) a lump sum payment equal to his annual base salary in effect on the date of termination and (ii) a prorated bonus for the fiscal year during which the termination occurs, which shall be payable based on actual performance at the same time annual bonuses for the fiscal year are paid to Harman employees generally. The executive is also entitled to receive 12 months’ COBRA reimbursement on an after-tax basis and up to $50,000 for outplacement services. The Severance Agreements also amend the change in control severance agreements previously entered into between Harman and Messrs. Parker, Augsburger, Karch, Lawande, Slump, Stacey and Suko (collectively, the “CIC Severance Agreements”) to provide that the severance period under the CIC Severance Agreements will commence on the date of the first occurrence of a Change in Control, as such term is defined in the CIC Severance Agreements, rather than six months prior thereto, and to eliminate provisions addressing the potential occurrence of a termination of employment prior to a Change in Control.

The foregoing description is qualified in its entirety by reference to the form of Severance Agreement which is attached hereto as Exhibit 10.1, the terms of which are incorporated herein by reference. A copy of the form of CIC Severance Agreement has previously been filed with the Securities and Exchange Commission as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed on May 5, 2009.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description of Exhibit

10.1	Form of Severance Agreement between Harman International Industries, Incorporated, and each of Herbert Parker, Blake Augsburger, David Karch, Sachin Lawande, David Slump, John Stacey and Todd Suko.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/S/ TODD A. SUKO
Todd A. Suko
Vice President, General Counsel and Secretary

Date: April 26, 2010